Exhibit 4.1


                CERTIFICATE OF DESIGNATION OF
           SERIES C CONVERTIBLE PREFERRED STOCK OF
                     INNOVUS CORPORATION

     The undersigned, Terry Haas and David Mock, hereby certify that:

     I. They are the duly elected and acting President and Secretary, respectively, of Innovus Corporation, a Delaware corporation (the "Company").

     II. The Certificate of Incorporation of the Company authorizes 1,000,000 shares of preferred stock, par value $.001 per share, of which the following have been authorized and are issued and outstanding: 120,000 Series A Preferred Stock authorized, none outstanding.

     III. The following is a true and correct copy of resolutions duly adopted by the Board of Directors at meetings duly held on August
     8, 9 and 12, 1996, which constituted all requisite action on the part of the Company for adoption of such resolutions.

                         RESOLUTIONS

     WHEREAS, the Board of Directors of the Company (the "Board of Directors") is authorized to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof;

     WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of
     Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

     Section 1.  Designation, Amount and Par Value.
         The series of Preferred Stock shall be designated as the Series C Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 45,000. The par value of each share of Preferred Stock shall be $.001. Each share of Preferred Stock shall have a stated value of $50.00 per share (the "Stated Value").

     Section 2.  Dividends.
         (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 5% per annum, payable, in cash or shares of Common Stock, in arrears on the Conversion Date (as hereinafter defined). Dividends on the Preferred Stock shall accrue daily commencing the Original Issue Date (as defined in Section 7) and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued to any class of Preferred Stock, such payment shall be distributed ratably among the holders of such class based upon the number of shares held by each holder.

         (b) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities unless all dividends on the Preferred Stock for all past dividend periods shall have been paid.

     Section 3.  Voting Rights.
         Except as otherwise provided herein and as otherwise provided by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding,
     (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or (ii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined below) senior to, prior to or pari passu with the Preferred Stock.

     Section 4.  Liquidation.
         Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value, plus an amount equal to accrued but unpaid dividends per share, whether declared or not, but without interest, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of shall be deemed a Liquidation; provided that, a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section
     5. The Company shall mail written notice of any such liquidation, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock.

     Section 5.  Conversion.
         (a) Each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (as defined in Section 7) at the option of the holder in whole or in part at any time after the expiration of the earlier to occur of (i) 105 days after the Original Issue Date and (ii) the date that the Securities and Exchange Commission (the "Commission") declares effective under the Securities Act of 1933, as amended (the "Securities Act") the registration statement contemplated by the Registration Rights Agreement, dated the Original Issue Date (the "Registration Rights Agreement"), by and between the Company and the original holder of Preferred Stock relating to the Preferred Stock and the shares of Common Stock into which the Preferred Stock is convertible in accordance with the terms hereof. The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice") in the manner set forth in Section 5(j). Each Holder Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice by facsimile (the "Holder Conversion Date"). Subject to Section 5(c) and, as to the original Holder (or its sole designee), subject to Section 4.13 of the Purchase Agreement (as defined in Section 7), each Holder Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the Holder Conversion Notice, the Company shall promptly deliver to the holder a certificate for such number of shares as have not been converted.

         (b)  Provided that ten (10) Trading Days (as defined in
     Section 7) shall have elapsed from the date the Commission declared the registration statement contemplated by the Registration Rights Agreement effective under the Securities Act, each share of the Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio at the option of the Company in whole or in part at any time on or after the expiration of one year after the Original Issue Date; provided, however, that the Company is not permitted to deliver a Company Conversion Notice (as defined below) within ten (10) days of issuing any press release or other public statement relating to such conversion. The Company shall effect such conversion by delivering to the holders of such shares of Preferred Stock to be converted a written notice in the form attached hereto as Exhibit B (the "Company Conversion Notice"), which
     Company Conversion Notice, once given, shall be irrevocable.
     Each Company Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date will be at least one (1) Trading Day after the date the Company delivers such Notice by facsimile to the holder (the "Company Conversion Date"). The
     Company shall give such Company Conversion Notice in accordance with Section 5(j) below at least one (1) Trading Day before the Company Conversion Date. Any such conversion shall be effected on a pro rata basis among the holders of Preferred
     Stock. Upon the conversion of shares of Preferred Stock pursuant to a Company Conversion Notice, the holders of the Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for the Preferred Stock or Common Stock. If the Company is converting less than all shares of the Preferred Stock, the Company shall, upon conversion of such shares subject to such Company Conversion Notice and receipt of the certificate or certificates representing such shares of Preferred Stock deliver to the holder or holders a certificate for such number of shares of Preferred Stock as have not been converted. Each of a Holder Conversion Notice and a Company Conversion Notice is sometimes referred to herein as a "Conversion Notice," and each of a "Holder Conversion Date" and a "Company Conversion Date" is sometimes referred to herein as a "Conversion Date."

         (c) Not later than three (3) Trading Days after the Conversion Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those then required by law and as set forth in the Purchase Agreement), representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock and (ii) one or more certificates representing the number of shares of Preferred Stock not converted; provided, however that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 5(c) electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. In the case of a conversion pursuant to a Holder Conversion Notice, if such certificate or certificates are not delivered by the date required under this Section 5(c), the holder shall be entitled by written notice to the Company at any time on or before such holder's receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

         (d) (i) The conversion price for each share of Preferred Stock (the "Conversion Price") in effect on any
     Conversion Date shall be the lesser of (a) the average Per Share
     Market Value for the five (5) Trading Days immediately preceding the Original Issue Date or (b) 75% of the average Per Share Market
     Value for the five (5) Trading Days immediately preceding the Conversion Date; provided, however, (x) if the registration statement to be filed by the Company in accordance with the Registration Rights Agreement is not filed with and declared effective by the Commission on or prior to the Effectiveness Date
     (as defined in the Registration Rights Agreement), or (y) if such registration statement filed is declared effective but thereafter ceases to be effective at any time during the Effectiveness Period (as defined in the Registration Rights Agreement) without being succeeded within 30 days by a subsequent registration statement filed with and declared effective by the Commission (any such failure being hereinafter referred to as an "Event", and for purposes of clause (x), the date on which such Event occurs, or for purposes of clause (y), the date on which such 30-day limit is exceeded, being hereinafter referred to as an "Event Date"), the Conversion Price shall be decreased by 1.5% monthly (i.e., 73.5% at the beginning of the first such month and 72% at the beginning of the second such month). Commencing on the third month after an Event Date, the 1.5% monthly penalty shall be paid to the Holder in cash, and any penalty amount not paid when due shall accrue interest at the rate of 1.5% per month until paid.

              (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price designated in Section 5(d)(i) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
     Section 5(d)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

              (iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price designated in Section 5(d)(i) shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price designated in Section 5(d)(i) pursuant to this Section 5(d)(iii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price designated in Section 5(d)(i) shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

              (iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 5(d)(iii) above) then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock; and provided, further that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to all holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

              (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

              (vi) Whenever the Conversion Price is adjusted pursuant to Section 5(d)(ii),(iii), (iv) or (v), the Company shall promptly mail to each holder of Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

              (vii)     In case of any reclassification of the Common
     Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Preferred Stock the right to receive the securities or property set forth in this Section 5(d)(vii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

               (viii)   If:

                        a.    the Company shall declare a
     dividend (or any other distribution) on its Common Stock; or

                        b.    the Company shall declare a
     special nonrecurring cash dividend on or a redemption of its Common Stock; or

                        c.    the Company shall authorize the
     granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                        d.    the approval of any stockholders
     of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common
     Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property;
     or

                        e.    the Company shall authorize the
     voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

                        then the Company shall cause to be
     filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

          (e) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

          (f) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued
     Common Stock solely for the purpose of issuance upon conversion of Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Preferred Stock, such number of shares of Common
     Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(b) and Section 5(d) hereof) upon the conversion of all outstanding shares of Preferred Stock. The
     Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

          (g) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

          (h)  The issuance of certificates for shares of Common
     Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred
     Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          (i)  Shares of Preferred Stock converted into Common
     Stock shall be canceled and shall have the status of authorized but unissued shares of preferred stock.

          (j) Each Holder Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Each Company Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to each holder of Preferred Stock at the facsimile telephone number and address of such holder appearing on the books of the Company or provided to the Company by such holder for the purpose of such Company
     Conversion Notice, or if no such facsimile telephone number or address appears or is so provided, at the principal place of business of the holder. Any such notice shall be deemed given and effective upon the earliest to occur of (i)(a) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this Section 5(j) prior to 4:30 p.m. (Eastern Standard Time) on any date, such date (or, in the case of a Company Conversion
     Notice, the next Trading Day) or such later date as is specified in the Conversion Notice, and (b) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this Section 5(j) after 11:59 p.m. (Eastern Standard Time) on any date, the next date (or, in the case of a Company Conversion
     Notice, the next Trading Day after such next day) or such later date as is specified in the Conversion Notice, (ii) five days after deposit in the United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

     Section 6.  Company Redemption Option.
          The Company may, at its option, redeem any outstanding and unconverted Preferred Stock on the third anniversary of the Original Issue Date (the "Optional Redemption Date"), provided that the Company notifies the holders thereof no later than the third Trading Day prior to the Optional Redemption Date of its intention to do so.

          If the Company elects to redeem such outstanding and unconverted shares of Preferred Stock, the redemption price per share (the "Optional Redemption Price") shall equal the Conversion Ratio multiplied by the Per Share Market Value on the Optional Redemption Date and shall be paid by the Company to the Holders of such unconverted Preferred Stock on the Optional Redemption
     Date. If any portion of the Optional Redemption Price shall not be paid by the Company within 7 calendar days after the Optional Redemption Date, such Optional Redemption Price shall be increased by an amount accruing from the 7th day to the 21st day after the Optional Redemption Date at the rate of 5% per annum, from the 22nd day to the 60th day at 8% per annum and from the 61st day until paid at the rate of 12% per annum, except that no such interest shall accrue until the Purchaser shall have delivered to the Company the certificates representing the shares of Preferred Stock to be so redeemed. If any portion of the Optional Redemption Price remains unpaid more than 7 calendar days after the Optional Redemption Date, then the Holder may elect, by written notice to the Company given within 45 days after the Optional Redemption
     Date, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 for a conversion at the option of the Holder hereof of all Preferred Stock for which the Optional Redemption Price, plus interest, has not been paid in full (the "Unpaid Optional Redemption Stock"), in which event the Per Share Market Value for such shares shall be the lower of the Per Share Market Value calculated on the Optional
     Redemption Date and the Per Share Market Value as of the Holder's written demand for conversion, or (ii) demand that the Company withdraw its election to force such redemption. If the Holder elects option (i) above, the Company shall within three Business Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Optional Redemption Stocks subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three Business Days from receipt of Holder's notice of such election, return to the Holder all of the Unpaid Optional Redemption Stock.

     Section 7.  Definitions.
          For the purposes hereof, the following terms shall have the following meanings:

          "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York are authorized or required by law or other government actions to close.

          "Common Stock" means shares now or hereafter authorized of the class of Common Stock, par value $.001, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends, and of which the denominator is the Conversion Price at such time.

          "Junior Securities" means the Common Stock and all other equity securities of the Company.

          "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

          "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq SmallCap Market or other national securities exchange on which the Common Stock has been listed or if there is no such price on such date, then the closing bid price on such national securities exchange or market on the date nearest preceding such date, or (b) if the Common Stock is not listed on the Nasdaq SmallCap Market or any national securities exchange or market, the closing bid for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq SmallCap Market at the close of business on such date, or (c) if the Common Stock is not quoted on the Nasdaq SmallCap Market, the closing bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is no longer reported by the National Quotation
     Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period as determined by the Holder, or (e) if the Common Stock is no longer publicly traded the fair market value of a share of Common Stock as determined by an Appraiser (as defined in Section 5(d)(iv) above) selected in good faith by the Holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

          "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          "Purchase Agreement" means the Convertible Preferred
     Stock Purchase Agreement, dated as of the Original Issue Date, between the Company and the original Holder of the Preferred
     Stock.

          "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq SmallCap Market or principal national securities exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the Nasdaq SmallCap Market or any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the Nasdaq SmallCap Market, or (c) if the Common
     Stock is not quoted on the Nasdaq SmallCap Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

     RESOLVED FURTHER, that the President and Secretary of the Company be, and they hereby are, authorized and directed to prepare, execute, verify, and file in Delaware, a Certificate of Designation in accordance with these resolutions and as required by law.

     IN WITNESS WHEREOF, Innovus Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Terry Haas, its President, and attested by David Mock, its Secretary, this 1st day of October, 1996.


     INNOVUS CORPORATION

     By /s/
         Terry Haas
         President


     Attest:

     By:/s/
          David Mock
          Secretary


                        EXHIBIT A

                    NOTICE OF CONVERSION
                  AT THE ELECTION OF HOLDER

     (To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

     The undersigned hereby irrevocably elects to convert the number of shares of Series C Convertible Preferred Stock indicated below, into shares of Common Stock, par value U.S.$.001 per share (the
     "Common Stock"), of Innovus Corporation (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

     Conversion calculations:

          Date to Effect Conversion

          Number of shares of Preferred Stock to be Converted

          Applicable Conversion Price

          Signature

          Name:

          Address:

     The Company undertakes to promptly upon its receipt of this conversion notice (and, in any case prior to the time it effects the conversion requested hereby), notify the converting holder by facsimile of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the holder if the conversion requested in this conversion notice were effected in full, whereupon, the holder may, within one day of the notice from the Company, revoke the conversion requested hereby to the extent that it determines that such conversion would result in it owning in excess of 4.9% of the outstanding shares of Common Stock on such date, and the Company shall issue to the holder one or more certificates representing shares of Preferred Stock which have not been converted as a result of this provision. If the holder waives the applicability of this limitation by notice to the Company delivered upon its receipt of the Company's notice regarding the number of outstanding shares of Common Stock or if the Purchaser fails to respond to the Company's notice within one day thereafter, the Company shall effect in full the conversion requested in this notice.


                          EXHIBIT B

                      INNOVUS CORPORATION

                    NOTICE OF CONVERSION AT
                  THE ELECTION OF THE COMPANY

          The undersigned in the name and on behalf of Innovus Corporation (the "Company") hereby notifies the addressee hereof that the
     Company hereby elects to exercise its right to convert
     [              ] shares of its Series C Convertible Preferred Stock held
     by the Holder into shares of Common Stock, par value U.S.$.001 per share (the "Common Stock") of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.


     Conversion calculations:

          Date to Effect Conversion

          Number of Shares of Preferred Stock to be Converted

          Applicable Conversion Price

          Number of Shares of Common Stock outstanding at close of trading on Conversion Date

          Signature

          Name:

          Address: